Exhibit 99.1

VLOV, Inc. Reports Third Quarter 2011 Financial Results

-- Net Sales Reached Record $16.0 Million
-- Gross Margin 40.8%
-- Adjusted Net Income $1.4 Million (Non-GAAP)
-- Opened 7 VLOV Stores Bringing Total Company-Owned Store Count to 20
-- Presented 2012 Spring/Summer line at Mercedes-Benz Fashion Week in New York City

XIAMEN, China, November 21, 2011 /PRNewswire-Asia)/-- VLOV, Inc. (OTC Bulletin Board: VLOV.OB) ("VLOV" or the "Company"), which designs, sources and markets VLOV-brand fashion forward apparel for men in the People’s Republic of China, today announced financial results for the three and nine months ended September 30, 2011.

Three months ended September 30, 2011 vs. three months ended September 30, 2010 (unaudited):

	Q3 2011	Q3 2010	Change
Net Sales	$16.0 million	$13.1 million	+22.1%
Gross Profit	$6.5 million	$5.4 million	+20.1%
Income from Operations	$1.7 million	$3.3 million	-47.7%
GAAP Net Income	$1.6 million	$3.4 million	-53.1%
Adjusted Net Income *	$1.3 million	$2.4 million	-44.6%

GAAP EPS (Diluted)	$0.08	$0.18	-53.2%
Adjusted EPS (Diluted) *	$0.07	$0.13	-44.8%
Weighted Average Diluted Shares	19,502,928	19,472,376	+0.2%

* Excludes $0.3 million and $1.0 million of non-cash gains related to the fair value of the Company’s warrants for the three months ended September 30, 2011 and 2010, respectively. For more information about the non-GAAP financial measures contained in this press release, please see “About Non-GAAP Financial Measures” below.

Nine months ended September 30, 2011 vs. nine months ended September 30,2010 (unaudited):

	2011	2010	Change
Net Sales	$57.8 million	$49.1 million	+17.7%
Gross Profit	$25.1 million	$19.2 million	+31.0%
Income from Operations	$11.9 million	$11.1 million	+6.4%
GAAP Net Income	$9.8 million	$9.0 million	+9.3%
Adjusted Net Income **	$9.0 million	$8.2 million	+10.2%

GAAP EPS (Diluted)	$0.50	$0.47	+7.0%
Adjusted EPS (Diluted) **	$0.46	$0.43	+7.4%
Weighted Average Diluted Shares	19,499,220	19,001,350	-2.6%

** Excludes $0.8 million of non-cash gains related to the fair value of the Company’s warrants for the nine months ended September 30, 2011 and 2010, respectively. For more information about the non-GAAP financial measures contained in this press release, please see “About Non-GAAP Financial Measures” below.

Qingqing Wu, Chairman and CEO of VLOV, commented, "We are pleased to report another strong quarter of revenue growth. Since the beginning of 2011, we have continued to make important investments in our brand to further increase VLOV’s brand equity and drive long-term growth.  As the business continues to generate strong cash flow, we are increasing our spending on targeted advertising and marketing programs, which are being met with strong support from our distributors and resulting in significant year-over-years sales increases.  During the third quarter we presented at the Mercedes-Benz New York Fashion Week in New York City where we showcased VLOV’s Spring/Summer 2012 collection. We believe this added level of exposure is invaluable as we strive to build awareness of the brand globally."

As of September 30, 2011, VLOV’s products were sold by our distributors in 540 points of sales (“POS”) throughout China, including counters, concessions, stand-alone stores and store-in-stores. Additionally, the Company owns and operates 20 stores in Fujian Province: 13 store locations that the Company acquired on June 30, 2011 and 7 additional stores opened during the quarter ended September 30, 2011. Fujian is one of China's wealthiest provinces and is home of the Company’s headquarters.

Mr. Wu continued, "By increasing our presence in Fujian, we are able to give our customers direct access to our brand and to provide an effective model to our distributors. We plan to open additional stores in Fujian, further establish our brand through advertising, and most importantly, continue to provide our customers with fashion that embodies their success."

On November 1, 2011, Mr. Wu was awarded China Fashion Week's “Top Ten Fashion Designer Award” for the second consecutive year at the Mercedes-Benz China Fashion Week Spring/Summer 2012 held in Beijing. In addition to the two consecutive awards, Mr. Wu was awarded the “Menswear Design Award” for his 2010 Spring/Summer Collection in 2009 by the organizers of China Fashion Week.

Results for the three and nine months ended September 30, 2011 as compared to the three and nine months ended September 30,2010

Net Sales (amounts in thousands, in U.S. Dollars, except for percentages)

Net sales for the three months ended September 30, 2011 were $15,955, an increase of 22.1% from $13,063 for the same period in 2010, while net sales for the nine months ended September 30, 2011 were $57,280, an increase of 17.8% from $49,105 for the same period of 2010. Net sales for the three and nine months ended September 30, 2011 and 2010 were primarily generated from the sales of our apparel products to our distributors, who retailed them at their POS throughout northern, central and southern China. The increase in our net sales during the three and nine months ended September 30, 2011 was primarily attributable to increased sales in Beijing and the Zhejiang and Fujian Provinces.

We have continued to upscale our product offerings to our distributors and have been working with our distributors to sell our products primarily via stand-alone stores and store-in-stores which we believe strengthen our brand image with consumers, rather than through counters and concessions. Additionally, we have significantly increased our advertising expense as well as our presence at international fashion shows including the Mercedes-Benz New York Fashion Week in September 2011. We believe that this increased expenditure towards our brand has been the primary driver of our increased revenues.

Cost of Sales and Gross Profit Margin (amounts in thousands, in U.S. Dollars, except for percentages)

Total cost of sales for the three and nine months ended September 30, 2011 was $9,445 and $32,690, respectively, an increase of 23.6% from $7,643 for the same three-month period in 2010 and an increase of 9.3% from $29,918 for the same nine-month period in 2010, primarily due to increased sales. Our cost of sales as a percentage of net sales was 59.2% and 56.5% for the three and nine months ended September 30, 2011 respectively, slightly higher from 58.5% and down from 60.9% from the same three-month and nine-month periods in 2010, respectively. Consequently, gross margin as a percentage of total net sales decreased slightly to 40.8% and increased to 43.5% for the three and nine months ended September 30, 2011, respectively, from 41.5% and 39.1% in the same periods in 2010, respectively. Our gross margin was slightly lower for the nine months ended September 30, 2010 as we had not fully outsourced production during that period.

Selling, General and Administrative Expenses (amounts in thousands, in U.S. Dollars, except for percentages)

Selling expenses for the three months ended September 30, 2011 increased by 125.4% to $3,153 as compared to the same period in 2010, and increased by 72.3% to $9,375 for the nine months ended September 30, 2011 as compared to for the same periods in 2010. The increase was mainly due to increased spending on advertising, including nationwide advertising, as well as fashion events including the Mercedes-Benz New York Fashion Week held during the third quarter. We expect that our selling expenses will continue to increase as we continue our marketing efforts to support our existing distribution network and penetrate potential new markets in these regions as well as establish our brand amongst our target demographic, men aged 20-45. As we completed the acquisition of our Fujian distributor’s retail network on June 30, 2011, we believe that our selling expenses will also increase as a percentage of total revenue and in absolute dollars.

General and administrative expenses increased by 131.1% from $702 for the three months ended September 30, 2010 to $1,622 for the same period in 2011, and increased by 49.7% from $2,602 for the nine months ended September 30, 2010 to $3,896 for the same period in 2011. The higher general and administrative expenses for the three and nine months ended September 30, 2011 resulted from costs of operating a U.S. publicly traded company as well as increased research and development costs. As we are now operating the retail network of our Fujian distributor which we acquired on June 30, 2011, as well as additional stores that we have opened, we expect our general and administrative expenses will also increase as a percentage of total revenue and in absolute dollars.

Change in Fair Value of Derivative Liability (amounts in thousands, in U.S. Dollars)

We issued common stock purchase warrants to the investors in our financings completed in October, November and December 2009. These warrants are accounted for at fair value as derivative instruments and are marked-to-market each period, with changes in the fair value charged or credited to income each period and do not impact cash flow as they are non-cash charges and credits. For the three months ended September 30, 2011 and 2010, we recorded gains of $258 and $992 respectively. For the nine months ended September 30, 2011 and 2010, we recorded a gain of $837 and $818, respectively. In future periods, we may experience significant gains or losses, as the value of these warrants fluctuates in response to changes in our stock price.

Net Income (amounts in thousands, in U.S. Dollars, except for percentages)

Net income decreased by 53.1% or $1,822 from $3,430 from the three months ended September 30, 2010 to $1,608 for the three months ended September 30, 2011. The decrease in net income during the quarter is attributable to higher operating costs as a result of operating retail store locations and increasing our nationwide advertising. Net income increased by 9.3% or $832 from $8,978 for the nine months ended September 30, 2010 to $9,810 for the nine months ended September 30, 2011.

Adjusted Net Income (non-GAAP) (amounts in thousands in U.S. Dollars, except for percentages).

Adjusted net income decreased by 44.6% or $1,088 from $2,438 from the three months ended September 30, 2010 to $1,350 for the three months ended September 30, 2011. Adjusted net income for the three months ended September 30, 2011 and 2010 excludes $258 and $922 of gains related to derivative warrant liability for the three months ended September 30, 2011 and 2010, respectively. Adjusted net income increased by 10.2% or $833 from $8,140 for the nine months ended September 30, 2010 to $8,973 for the nine months ended September 30, 2011. Adjusted net income for the nine months ended September 30, 2011 and 2010 excludes $837 and $818 of gains related to the derivative warrant liability for the nine months ended September 30, 2011 and 2010, respectively. Please see "About Non-GAAP Financial Measures" below.

Balance Sheet

As of September 30, 2011, we had cash and cash equivalents of $12.1 million, total current assets of $44.9 million and current liabilities of $6.7 million. Our cash balance as of November 11, 2011 was $18.2 million. Included in total current liabilities of $6.7 million as of September 30, 2011, is $1.0 million of registration liquidated penalties in connection with our equity financings in the fourth quarter of 2009 which we plan to pay as soon as it is practicable to do so.

About Non-GAAP Financial Measures

This press release contains non-GAAP financial measures for the change in the fair value of the Company's warrants under ASC 815-40-15. The Company believes that these non-GAAP financial measures are useful to investors because they exclude non-cash charges and gains that our management excludes when it internally evaluates the performance of the Company's business and makes operating decisions, including internal budgeting, and performance measurement as these measures provide a consistent method of comparison to historical periods. Moreover, management believes these non-GAAP measures reflect the essential operating activities of VLOV. Accordingly, management excludes the change in the fair value of the Company's warrants under ASC 815-40-15 when making operational decisions. The Company believes that providing the non-GAAP measures that management uses to its investors is useful to investors for a number of reasons. The non-GAAP measures provide a consistent basis for investors to understand the Company's financial performance in comparison to historical periods. In addition, it allows investors to evaluate the Company's performance using the same methodology and information as that used by our management. Non-GAAP measures are subject to inherent limitations because they do not include all of the expenses included under GAAP and because they involve the exercise of judgment of which charges are excluded from the non-GAAP financial measure. However, our management compensates for these limitations by providing the relevant disclosure of the items excluded.

The following tables provide the non-GAAP financial measure and the related GAAP measure and provide a reconciliation of the non-GAAP measure to the equivalent GAAP measure, for the periods indicated.

Adjusted Net Income

(amounts in millions, except for share and per share amounts)

	Three Months Ended
	September 30, 2011	September 30, 2010
GAAP net income	$1.6	$3.4
GAAP fully diluted earnings per share	$0.08	$0.18
Addition (deduction):
Change in fair value of warrants	$(0.3)	$(1.0)
Non GAAP net income	$1.3	$2.4
Non GAAP fully diluted earnings per share	$0.07	$0.13
Shares used in computing net income per fully diluted share	19,502,928	19,472,376

 (amounts in millions, except for share and per share amounts)

	Nine Months Ended
	September 30, 2011	September 30, 2010
GAAP net income	$9.8	$9.0
GAAP fully diluted earnings per share	$0.50	$0.47
Addition (deduction):
Change in fair value of warrants	$(0.8)	$(0.8
Non GAAP net income	$9.0	$8.1
Non GAAP fully diluted earnings per share	$0.46	$0.43
Shares used in computing net income per fully diluted share	19,499,220	19,001,350

About VLOV, Inc.

VLOV, Inc., a leading lifestyle apparel designer based in China, designs, sources and markets VLOV brand fashion-forward apparel for men ages 20 to 45 throughout China. As of September 30, 2011, VLOV products were sold by its distributors at 540 points of sale across northern, central and southern China, as well as at 20 stores in Fujian Province owned and operated by VLOV.

Safe Harbor Statement

This press release contains certain statements that may include "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are often identified by the use of forward-looking terminology such as "believes, expects, anticipate, optimistic, intend, will" or similar expressions. The Company's actual results could differ materially from those anticipated in these forward- looking statements as a result of a variety of factors, including those discussed in VLOV's periodic reports that are filed with the Securities and Exchange Commission and available on its website at http://www.sec.gov . All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

For more information, please contact:

Bennet Tchaikovsky, CFO
VLOV, Inc.
Tel: +1-310-622-4515
Email: bennet@vlov.net

VLOV, INC.
CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

	September 30, 2011 (unaudited)	December 31, 2010

ASSETS
Current Assets:
Cash and cash equivalents	$12,129	$12,013
Time deposits	-	3,020
Accounts and other receivables	23,425	21,222
Trade deposits	5,126	4,806
Inventories	4,239	654
Prepaid expenses	-	110
Total current assets	44,919	41,825
Property, plant and equipment, net	1,673	947
Goodwill	5,457
Land use rights	-	261
TOTAL ASSETS	$52,049	$43,033

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$2,902	$3,254
Accrued expenses and other payables	1,368	1,446
Amount due to a director/officers	1,064	162
Derivative liability - common stock warrants	475	1,312
Short-term bank loans	-	607
Income taxes payable	865	2,259
Total current liabilities	6,674	9,040

Stockholders’ Equity:
Common stock, $0.00001 par value, 100,000,000 shares authorized, 18,786,558 and 18,444,169 shares issued and outstanding as of September 30, 2011 and December 31, 2010, respectively	1	1
Preferred stock, $0.00001 par value, 100,000,000 shares authorized, 716,370 and 1,048,759 shares issued and outstanding as of September 30, 2011 and December 31, 2010, respectively (liquidation preference $2,048,818 and $2,999,451)	1,015	1,492
Additional paid-in capital	9,548	8,873
Statutory reserve	913	913
Retained earnings	30,969	21,159
Accumulated other comprehensive income	2,929	1,555
Total stockholders' equity	45,375	33,993
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$52,049	$43,033

VLOV, INC.
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
(Unaudited; amounts in thousands - except for share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010

Net sales	$15,955	$13,063	$57,820	$49,105
Cost of sales	9,445	7,643	32,690	29,918
Gross profit	6,510	5,420	25,130	19,187

Operating expenses:
Selling expenses	3,153	1,399	9,375	5,442
General and administrative expenses	1,622	702	3,896	2,602
	4,775	2,101	13,271	8,044

Income from operations	1,735	3,319	11,859	11,143

Other income (expenses):
Change in fair value of derivative liability	258	992	837	818
Interest income	15	18	72	61
Interest expense		(15)	(8)	(52)
	273	995	901	827

Income before provision for income taxes	2,008	4,314	12,760	11,970
Provision for income taxes	400	884	2,950	2,992

Net income	1,608	3,430	9,810	8,978

Other comprehensive income:
Foreign currency translation adjustment	547	438	1,374	540

Comprehensive income	$2,155	$3,871	$11,184	$9,518

Allocation of net income for calculating basic earnings per share:
Net income attributable to common shareholders	1,549	3,149	9,450	8,127
Net income attributable to preferred shareholders	59	281	360	851
Net income	$1,608	$3,430	$9,810	$8,978

Basic earnings per share- common	$0.08	$0.18	$0.51	$0.47

Diluted earnings per share	$0.08	$0.18	$0.50	$0.47

Weighted average number of common shares and participating preferred shares outstanding:

Basic	18,637,927	17,874,371	18,586,727	17,199,755

Diluted	19,502,928	19,472,376	19,499,220	19,001,350

VLOV, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited; amounts in thousands)

	Nine Months Ended September 30,
	2011	2010

Cash flows from operating activities:
Net income	$9,810	$8,978
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	336	53
Loss on disposal of property, plant and equipment	15
Stock compensation expense	81
Change in fair value of derivative liability	(837)	(818)
(Increase) decrease in assets:
Accounts receivable	(2,203)	(8,521)
Trade deposits	(320)	(2,615)
Inventories	(3,358)	35
Prepaid expenses	110	(114)
Increase (decrease) in liabilities:
Accounts payable	(352)	(361)
Accrued expenses and other payables	824	266
Income and other tax payables	(1,394)	(256)
Net cash provided by (used in) operating activities	2,712	(3,352)

Cash flows from investing activities:
Purchases of property, plant and equipment	(983)	(7)
Acquisition of a business	(6,684)
Disposals of property, plant and equipment	1,188
Time deposits	3,020	(3,020)
Net cash used in investing activities	(3,459)	(3,027)

Cash flows from financing activities:
Proceeds from debt financing	-	294
Payments of short-term debt	(616)	(441)
Warrants exercised		22
Amount due to a director	1,026	2,468
Net cash provided by financing activities	410	2,343

Effect of exchange rate changes	453	149
Net increase in cash and cash equivalents	116	(3,887)
Cash and cash equivalents, beginning of period	12,013	11,036
Cash and cash equivalents, end of period	$12,129	$7,149

Supplemental disclosure of cash flow information:
Interest paid	$-	$52
Income taxes paid	$4,345	$3,208